LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of June 3, 2005 between BUSINESS ALLIANCE CAPITAL CORP., a Delaware corporation (BACC), with an office located at 800 Wilshire Boulevard, Suite 700, Los Angeles, California 90017 and REED’S, INC., a Delaware corporation (Borrower), with its chief executive office located at 13000 South Spring Street, Los Angeles, CA 90061.

The parties agree as follows

1.  DEFINITIONS AND CONSTRUCTION

1.1  Terms. As used in this Agreement, the following terms shall have the following meanings:

Accounts means, in addition to the definition of accounts in the Code, all presently existing and hereafter arising accounts receivable, contract rights, health-care-insurance receivables, and all other forms of obligations owing to Borrower arising out of the sale, lease, license or assignment of goods or other property, or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

Advances means all loans, advances and other financial accommodations by BACC to or on account of the Borrower, including those under this Agreement.

Agreement means collectively this Loan and Security Agreement, any concurrent or subsequent rider to this Loan and Security Agreement, and any extensions, supplements, amendments, addenda or modifications to or in connection with this Loan and Security Agreement or any such rider.

Authorized Officer means any officer or other representative of Borrower authorized in a writing delivered to BACC to transact business with BACC.

BACC means Business Alliance Capital Corp., its successors and assigns.

BACC Expenses means all of the following: costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by BACC; filing, recording, publication, appraisal and search fees paid or incurred by BACC in connection with BACC's transactions with Borrower; costs and expenses incurred by BACC in the disbursement or collection of funds to or from Borrower or its account debtors; charges resulting from the dishonor of checks; costs and expenses incurred by BACC to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and costs and expenses incurred by BACC in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; and BACC's reasonable attorneys' fees and expenses, including allocated fees of in-house counsel, incurred in advising, structuring, drafting, reviewing, administering, amending, modifying, terminating, enforcing, defending, or otherwise representing BACC concerning the Loan Documents or the Obligations.

Borrower's Books means all of Borrower's books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the facilities containing such information.

Business Day means any day which is not a Saturday, Sunday, or other day on which banks in the State of New Jersey are authorized or required to close.

Chattel Paper shall have the same meaning ascribed to such term in the Code.

Code means the California Uniform Commercial Code, as amended or revised from time to time.

Collateral means all assets of the Borrower, whether now owned or existing, or hereafter acquired or arising, and wherever located, including, without limitation, all of the following assets, properties and interests in property of Borrower,: all Accounts; all Equipment; all Commercial Tort Claims; all General Intangibles; all Chattel Paper; all Inventory; all Negotiable Collateral; all Investment Property, all Financial Assets, all Letter of Credit Rights, all Supporting Obligations, all Deposit Accounts, all money or any assets of Borrower which hereafter come into the possession, custody, or control of BACC; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all tangible or intangible property resulting from the sale, lease, license or other disposition of the foregoing, or any portion thereof or interest therein, and all proceeds thereof, and any other assets of Borrower which may be subject to a lien in favor of BACC.

Commercial Tort Claims shall have the meaning ascribed to such term in the Code.

Daily Balance means the amount of the Obligations owed at the end of a given day.

Deposit Account shall have the meaning ascribed to such term in the Code.

Documents shall have the meaning ascribed to such term in the Code.

Eligible Accounts means those Accounts created by Borrower in the ordinary course of business, which are and at all times shall continue to be acceptable to BACC in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by BACC in BACC's exclusive judgment. In determining such acceptability and standards of eligibility, BACC may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower, but reliance by BACC thereon from time to time shall not be deemed to limit BACC's right to revise standards of eligibility at any time as to both Borrower's present and future Accounts. In general, an Account shall not be deemed eligible unless: (1) the Account debtor on such Account is and at all times continues to be acceptable to BACC, and up to credit limits acceptable to BACC, and (2) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth. Except in BACC's sole discretion, Eligible Accounts shall not include any of the following (a) Accounts which the Account debtor has failed to pay within ninety (90) days of invoice date, and all Accounts owed by any Account debtor that has failed to pay twenty-five percent (25%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date; (b) Accounts with respect to which goods are sold on a bill and hold basis or placed on consignment or for a guaranteed sale, or which contain other terms by reason of which payment by the Account debtor may be conditional; (c) Accounts with respect to which the Account debtor is not a resident of the United States unless the Account is supported by foreign credit insurance or a letter of credit, in both instances satisfactory to and assigned to BACC; (d) Accounts with respect to which the Account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof unless all filings have been made under the Federal Assignment of Claims Act or comparable state or other statute; (e) Accounts with respect to which the Account debtor is an officer, employee or agent of, or subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower; (f) Accounts with respect to which Borrower is or may become liable to the Account debtor for goods sold or services rendered by the Account debtor to Borrower; (g) Accounts with respect to an Account debtor whose total obligations to Borrower exceed fifteen percent (15%) of all Accounts or such other percentage as BACC may agree to in writing as to a particular Account debtor (the applicable percentage, the “Concentration Percentage”), to the extent such obligations exceed the applicable Concentration Percentage; (h) Accounts with respect to which the Account debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency proceeding, or becomes insolvent, fails or goes out of business; (i) the Account arises out of a contract or purchase order for which a surety bond was issued on behalf of Borrower; (j) Accounts in which BACC does not have first priority and exclusive perfected security interest; (k) Accounts where the Account Debtor is in a jurisdiction for which Borrower is required to file a notice of business activities or similar report and Borrower has not filed such report within the time period required by applicable law; (l) any Account as to which an invoice has not been issued to the Account debtor; or (m) any Account which represents a progress billing on a contract which has not been fully completed by Borrower.

Eligible Inventory means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower’s business and raw materials for such finished goods which are located at Borrower’s premises and acceptable to BACC in all respects; provided, however that general criteria for Eligible Inventory may be established and revised from time to time by BACC in BACC’s exclusive judgment. In determining such acceptability and standards of eligibility, BACC may, but need not, rely on reports and schedules of Inventory furnished to BACC by Borrower, but reliance thereon by BACC from time to time shall not be deemed to limit BACC’s right to revise standards of eligibility at any time. In general, except in BACC’s sole discretion, Eligible Inventory shall not include work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, materials used or consumed in Borrower’s business, goods returned to, repossessed by, or stopped in transit by Borrower, Inventory which is obsolete or slow moving, Inventory at the premises of third parties or subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject to a perfected security interest in favor of BACC, returned and/or defective goods, “seconds” and Inventory purchased on consignment, Inventory which contains any labels, trademarks, trade names or other identifying characteristics which are the properties of third parties unless the use of same by Borrower is under a valid license, royalty or similar agreement with the owner thereof, in form and substance satisfactory to BACC, and which remains in full force and effect, and has not been terminated, and such owner thereof has issued in favor of BACC an agreement, in form and substance satisfactory to BACC, allowing BACC to dispose of said items of Inventory upon the occurrence of an Event of Default. Eligible Inventory shall for the purposes of this Agreement be valued at the lower of cost or wholesale market value.

Equipment means in addition to the definition of equipment in the Code, all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, pans, dies, jigs, goods (other than consumer goods or farm products) and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

ERISA Affiliate means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

Event of Default means the events specified in Section 8, below.

Financial Assets shall have the meaning ascribed to such term in the Code.

General Intangibles means, in addition to the definition of general intangibles in the Code, all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names; trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, Borrower's Books, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts.

Guarantor means each person or entity which guarantees the Obligations or issues a validity guaranty relating to the Collateral or pledges any assets to BACC as additional security for the Obligations.

Insolvency Proceeding means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other state or federal insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

Instruments shall have the meaning ascribed to such term in the Code.

Inventory means, in addition to the definition of inventory in the Code, all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower's present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower's business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

Investment Property shall have the meaning ascribed to such term in the Code.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Letter of Credit Rights shall have the meaning ascribed to such term in the Code.

Loan Documents means, collectively, this Agreement, any Note or Notes, any security agreements, pledge agreements, mortgages, deeds of trust or other encumbrances or agreements which secure the Obligations, and any other agreement entered into between Borrower and BACC or by Borrower or a Guarantor in favor of BACC relating to or in connection with this Agreement or the Obligations, as each of same may be amended, modified, renewed, extended or substituted from time to time.

Multiemployer Plan means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

Negotiable Collateral means all of Borrower's present and future letters of credit, notes, drafts, Instruments, Documents, leases, and Chattel Paper.

Note means any promissory note made by Borrower to the order of BACC concurrently herewith or at any time hereafter.

Obligations means all loans, Advances, debts, liabilities (including all interest and amounts charged to the Obligations pursuant to any agreement authorizing BACC to charge the Obligations), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to BACC of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between BACC and Borrower, and irrespective of whether for the payment of money), whether made or incurred prior to, on, or after the Termination Date, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which BACC may obtain by assignment or otherwise, and all interest thereon and all BACC Expenses.

Plan means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Prime Rate means that rate designated by Wachovia Bank, National Association, or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate.

Revolving Credit Facility means the revolving credit facility provided for in Section 2.1 hereof.

Supporting Obligation shall have the same meaning ascribed to such term in the Code.

Term means the period from the date of the execution and delivery by BACC of this Agreement through and including the later of (a) the Termination Date and (b) the payment and performance in full of the Obligations.

Termination Date means (a) June 30, 2006 (the period through such date the “Initial Term”), unless such date is extended pursuant to Sections 3.1 or 9.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by BACC pursuant to section 9.1 hereof, the date of such termination.

1.2  Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural. The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause and exhibit references are to this Agreement unless otherwise specified. Words importing a particular gender mean and include every other gender.

1.3  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time. When used herein, the term financial statements shall include the notes and schedules thereto.

1.4  Exhibits. All of the exhibits, addenda or riders attached to this Agreement shall be deemed incorporated herein by reference.

1.5  Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code, unless otherwise defined herein.

2.  ADVANCES AND TERMS OF PAYMENT

2.1  Revolving Advances; Advance Limit. Upon the request of Borrower, made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred, BACC may, in its sole and absolute discretion, make Advances in an amount up to (a) eighty percent (80%) of the aggregate outstanding amount of Eligible Accounts, plus (b) the lesser of (1) fifty percent (50%) of the aggregate value of the Eligible Inventory or (2) Six Hundred Thousand Dollars ($600,000) or (3) sixty percent (60%) of the aggregate outstanding principal amount of Advances under this Section 2.1; provided, however, that in no event shall the aggregate amount of the outstanding Advances under the Revolving Credit Facility be greater than, at any time, the amount of One Million Nine Hundred Ten Thousand Dollars ($1,910,000) (said dollar limit the Advance Limit). BACC may create reserves against, or reduce its advance percentages based on Eligible Accounts and Eligible Inventory without declaring an Event of Default if it determines, in its good faith discretion, that such reserves or reduction is necessary, including, without limitation, to protect its interest in the Collateral and/or against diminution in the value of the Collateral, and/or to insure the prospect of payment or performance by Borrower of its Obligations to BACC are not impaired. Borrower acknowledges it has requested that BACC enter into an indemnification agreement in favor of Bay Business Credit and agrees that any sums paid to Bay Business Credit thereunder shall be deemed to be Advances under this Section 2.1.

2.2  Overadvances. All Advances shall be added to and be deemed part of the Obligations when made. If, at any time and for any reason, the aggregate amount of the outstanding Advances under the Revolving Credit Facility exceeds the dollar or percentage limitations contained in Section 2.1 (an Overadvance) then Borrower shall, upon demand by BACC, immediately pay to BACC, in cash, the amount of such Overadvance. Without affecting Borrower's obligation to immediately repay to BACC the amount of each Overadvance, Borrower shall pay BACC a fee (the Overadvance Fee) in an amount equal to two percent (2.0%) per month on the Overadvance amount for each day on Overadvance exists, but not less than $500 per occurrence of an Overadvance, plus interest on the Overadvance amount at the Default Rate set forth below.

2.3  Authorization to Make Advances. BACC is hereby authorized to make the Advances based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or, at the discretion of BACC, if such Advances are necessary to satisfy any Obligations. All requests for Advances shall specify the date on which such Advance is to be made (which day shall be a Business Day) and the amount of such Advance. Requests received after 10:30 a.m. Pacific time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Unless otherwise requested by Borrower, all Advances shall be made by a wire transfer to the deposit account of Borrower designated on schedule 2.3 annexed hereto, or such other account as Borrower shall notify BACC in writing. Borrower shall pay to BACC a funds transfer fee of $25.00 for each Advance. Said fees shall be payable on the first day of each month of the Term for all Advances made during the preceding month.

2.4  Interest.

A.  Except where specified to the contrary in the Loan Documents interest shall accrue on the Daily Balance of the Obligations at the per annum rate of two and three quarter percentage points (2.75%) above the Prime Rate, but not less than eight and one-half percentage points (8.5%). The Obligations shall, at the option of BACC, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, bear interest at the per annum rate of seven and three quarter percentage points (7.75%) above the Prime Rate (the “Default Rate”). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the Obligations are paid in full.

B.  The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Prime Rate from time to time on the date of any such change. All interest payable by Borrower shall be due and payable on the first day of each calendar month during the Term. BACC may, at its option, add such interest and all BACC Expenses to the Obligations, and such amount shall thereafter accrue interest at the rate then applicable under this Agreement. Notwithstanding anything to the contrary contained in the Loan Documents, the minimum monthly interest payable by Borrower on the Advances shall be Two Thousand Five Hundred Dollars ($2,500).

C.  In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time. It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws. In no event shall Borrower pay or BACC accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws. Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest or any other fees or charges which could be construed as interest which, together with any other charges upon the principal or any portion thereof and any other fees or charges which could be construed as interest, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance of the Obligations, if any, and the remainder refunded to Borrower.

D.  Notwithstanding the foregoing, for purposes of this Agreement, it is the intention of Borrower and BACC that “interest” shall mean, and be limited to, any payment to BACC which compensates it for extending credit to Borrower, for making available to Borrower a revolving credit facility during the term of this Agreement and for any default or breach by Borrower of a condition upon which credit was extended. Borrower and BACC agree that, for the sole purpose of calculating the “interest” paid by Borrower to BACC, it is the intention of Borrower and BACC that interest shall mean and include, and be expressly limited to, any interest accrued on the aggregate outstanding balance of the Obligations during the term hereof pursuant to Sections 2.4(A) and 2.4(B); and any Overadvance Fee, Facility Fee, Equipment Fee and late fees charged to Borrower during the term hereof. Borrower and BACC further agree that it is their intention that the following fees shall not constitute “interest”: any Servicing Fees, any Examination Fees, any attorney fees incurred by BACC, any premiums or commissions attributable to insurance guaranteeing repayment, finders’ fees, credit report fees, appraisal fees or fees for document preparation or notarization. To the extent, however, that California law excludes from the calculation of “interest” any fees defined herein as interest, or includes as interest any fees or other sums which are intended not to constitute interest California law shall supersede and prevail and all such interest shall be subject to paragraph 2.4(C) above.

2.5  Collection of Accounts. Upon the occurrence of an Event of Default, BACC or a BACC designee may, at any time, with or without notice to Borrower, notify customers or Account debtors or other obligors that the Accounts or other Collateral have been assigned to BACC, and that BACC has a security interest in them and collect the Accounts and other Collateral directly, and add the collection costs and expenses to the Obligations, but, unless and until BACC does so or gives Borrower other written instructions, Borrower shall receive all payments and other proceeds on Accounts and other Collateral, including, without limitation, collections under credit card sales and cash, in trust for BACC and immediately deliver said payments to BACC in their original form as received from the Account debtor or other obligor, together with any necessary endorsements, and/or at the discretion of BACC deposit said payments into a deposit account designated and in the name of and under the exclusive control of BACC.

2.6  Crediting Payments. The receipt of any item of payment by BACC shall, for the sole purpose of determining availability under the revolving credit facility provided for herein, subject to final payment of such item, be provisionally applied to reduce Obligations on the date of receipt of such item by BACC, but the receipt of such an item of payment shall for all other purposes in determining the Daily Balance, including without limitation for the purpose of calculation of interest on the Obligations and the calculation of the Servicing Fee, not be deemed to have been paid to BACC until four (4) Business Days after the date of BACC's actual receipt of such item of payment. Notwithstanding anything to the contrary contained herein, payments received by BACC after 11:00 a.m. Eastern time shall be deemed to have been received by BACC as of the opening of business on the immediately following Business Day.

2.7  Facility Fee. In consideration of BACC’s entering into this Agreement, Borrower shall pay BACC a yearly facility fee (the Facility Fee) in an amount equal to one percent (1.0%) of the sum of the Advance Limit plus the original principal balance of any term loans and Advances other than under the Revolving Credit Facility, for each yearly period commencing from the execution hereof through the initial Termination Date of June 30, 2006, with all such amounts being fully earned upon the execution hereof and payable in advance of each year, unless earlier payable pursuant to the terms hereof. In the event the Termination Date is thereafter extended, on one or more occasions, beyond such initial Termination Date, Borrower shall pay BACC a Facility Fee for each yearly period of any extension in an amount equal to one percent (1.0%) of the sum of Advance Limit (in effect at the time of the extension) plus the then outstanding principal balance of any term loans and Advances other than under the Revolving Credit Facility, with all such amounts being fully earned upon the execution of any extension agreement, and payable in advance of each year, unless earlier payable pursuant to the terms hereof.

2.8  Servicing Fee. Borrower shall pay BACC a fee (the Servicing Fee) in an amount equal to fifteen one hundredths of one percent (0.15%) of the daily average outstanding balance of the Advances during each month on or before the first (1st) day of each calendar month in respect of BACC's services for the preceding calendar month, during the Term, including each Renewal Term, or so long as the Obligations are outstanding.

2.9  Field Examination Fee. Borrower shall pay BACC a fee (the Field Examination Fee) in an amount equal to Seven Hundred Fifty Dollars ($750) per day per examiner, plus out-of-pocket expenses for each examination of Borrower's Books or the other Collateral performed by BACC or its designee.

2.10  Late Reporting Fee. Borrower shall pay to BACC a fee in an amount equal to Fifty Dollars ($50.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to BACC is past due.

2.11  Monthly Statements. BACC may render monthly statements to Borrower of all Obligations, including statements of all principal, interest and BACC Expenses, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof unless, within thirty (30) days after receipt, Borrower shall deliver to BACC, by registered, certified or overnight mail as set forth in Section 12 hereof, written objection to such statement specifying the error or errors, if any, contained therein.

2.12  Term Loans.

A.  Contemporaneous with the execution hereof BACC shall lend to Borrower the principal sum of One Hundred Ninety Thousand Dollars no/100 ($190,000) which sum, together with interest at the rate set forth below shall be paid in equal consecutive monthly installments of principal of Three Thousand One Sixty Seven and 00/100 Dollars ($3,167) each beginning on June 1, 2005 and continuing on the same day of each month thereafter until paid in full. Interest, at the rate set forth in Section 2.4 hereof, shall be paid on the first day of each month hereafter and on the maturity date of said term loan. Notwithstanding the foregoing, the entire unpaid principal balance of said term loan, and all accrued and unpaid interest thereon, shall be due and payable in full on the Termination Date. If Borrower prepays, in whole or in part, the term loan other than in connection with a termination subject to subject to Section 3.2 below, contemporaneous with such prepayment Borrower shall pay BACC a prepayment premium equal to five percentage points (5.0%) of the amount so prepaid.

B.  Upon the request of Borrower, made at any time prior to March 31, 2006 and so long as (i) no Event of Default has occurred and is continuing, and (ii) provided that BACC has a first priority and only security interest in the Equipment to be financed under the Capital Expenditures Term Loan (as defined below), BACC may, in its sole and absolute discretion, make capital expenditure Advances in a total amount not to exceed the lesser of: (a) eighty-five percent (85%) of the cost of Equipment acquired by Borrower (after subtracting taxes, freight and installation charges) ("Equipment Advance"); and (b) One Hundred Fifty Thousand Dollars ($150,000) (the Capital Expenditures Term Loan); provided, however, each Equipment Advance shall be no less Ten Thousand Dollars ($10,000). The Capital Expenditures Term Loan shall be further evidenced by a Secured Term Promissory Note (Capital Expenditures).

At the time of each new respective type of Advance hereunder (i.e. Equipment Advance), the aggregate of the then outstanding principal balance of the same type of Advances, if any, shall be added to the new Advance of the same type and the total aggregate balance of both shall be divided by the number of months remaining between the last day of the month in which such new Advance took place and the Applicable Maturity Date (as defined below) that applies to such type of Advances, and the resulting amount of said installments, rounded to the nearest One Hundred Dollars ($100), shall be payable in consecutive monthly payments (or earlier, as hereinafter referred to) on the first day of each month commencing on the first (1st) full calendar month following such new Advance hereunder and continuing on the first day of each succeeding month until the Applicable Maturity Date. The entire remaining unpaid principal balance of the Capital Expenditures Term Loan, plus any and all accrued and unpaid interest, shall be due and payable on the earlier of: (i) May 1, 2009 (unless an earlier Applicable Maturity Date, applies to all or a portion of the Capital Expenditures Term Loan), or (ii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms. If Borrower prepays, in whole or in part, the term loan other than in connection with a termination subject to Section 3.2 below, contemporaneous with such prepayment Borrower shall pay BACC a prepayment premium equal to five percent (5.0%) of the amount so prepaid. Interest, at the rate set forth in Section 2.4 hereof, shall be payable monthly, in addition to the principal payments provided above, commencing on the due date of the first (1st) principal payments hereunder, and continuing on the first day of each succeeding month, with all accrued and unpaid interest due and payable in full on the Termination Date. As used herein, the "Applicable Maturity Date" means May 1, 2009 with respect to Equipment Advances.

As a condition to the Capital Expenditures Term Loan, Borrower agrees to pay a fee (the Equipment Fee), which fee shall be immediately due and payable on the day of the Equipment Advance, in an amount equal to one-twelfth of one percent (0.00834%) of the Equipment Advances for the number of months between the date of the Equipment Advance and the Termination Date.

3.  TERM

3.1  Term and Renewal Date. This Agreement shall become effective upon execution by BACC and continue in full force through the Initial Term and from year to year thereafter (a “Renewal Term”) if BACC, at its option, in writing agrees to extend the Term for one (1) year from the then Termination Date, provided that Borrower has not exercised its termination right in accordance with this Section 3.1. Borrower may terminate the Term on the then Termination Date by giving BACC at least sixty (60) days prior written notice by registered or certified mail, return receipt requested. In addition, BACC shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and BACC's continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full. Expressly in addition to all rights and remedies available to BACC, if the term of this Agreement is not renewed and the Obligations are not paid in full by the Termination Date, then Borrower shall also pay to BACC, as part of the Obligations, a fee of two percent (2.0%) of the Advance Limit plus the then outstanding principal balance of any term loans and Advances other than under the revolving credit facility provided for in Section 2.1 hereof.

3.2  Early Termination Fee. If the Term is terminated by BACC upon the occurrence of an Event of Default, or is terminated by Borrower except as provided in Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of BACC's lost profits as a result thereof, in addition to payment of all principal, interest, fees, expenses and other Obligations, Borrower shall pay BACC upon the effective date of such termination a fee in an amount equal to five percent (5%) of the Advance Limit plus the then outstanding principal balance of any term loans or Advances other than under the Revolving Credit Facility, if such termination occurs at any time including during a Renewal Term. Such fee shall be presumed to be the amount of damages sustained by BACC as the result of termination and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations.

4.  CREATION OF CONTINUING SECURITY INTEREST

4.1  Grant of Continuing Security Interest. Borrower hereby grants to BACC a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of the Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents and otherwise. BACC's continuing security interest in the Collateral shall attach to all Collateral without further act on the part of BACC or Borrower.

4.2  Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall notify BACC and upon the request of BACC, immediately endorse and assign such Negotiable Collateral to BACC and deliver physical possession of such Negotiable Collateral to BACC.

4.3  Delivery of Additional Documentation Required. Borrower shall execute and deliver to BACC concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of BACC, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that BACC may request, in form satisfactory to BACC, to perfect and maintain perfected BACC's continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents and Borrower hereby authorizes BACC to file and/or record such financing statements and other documents as BACC deems necessary to perfect and maintain BACC's continuing security interest in the Collateral, and agrees any such financing statement may contain an “all asset” or “all property” description of the Collateral, and Borrower hereby ratifies any such financing statement or other document heretofore filed by BACC.

4.4  Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints BACC (and any person designated by BACC) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected BACC's continuing security interest in the Collateral. In addition, Borrower hereby appoints BACC (and any person designated by BACC) as Borrower's attorney-in-fact with power to: (a) sign Borrower's name on verifications of Accounts and other Collateral, and on notices to Account debtors; (b) send requests for verification of Accounts and other Collateral; (c) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into BACC's possession; (d) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by BACC, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) make, settle and adjust all claims under Borrower's policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance. The appointment of BACC as Borrower's attorney-in-fact and each and every one of BACC's rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which BACC has a continuing security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

4.5  Right To Inspect. BACC shall have the right at any time or times hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over Borrower's Books, to inspect Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower's financial condition. BACC also shall have the right at any time or times hereafter during Borrower's usual business hours to inspect, examine and appraise the Inventory, the Equipment and other Collateral and to check and test the same as to quality, quantity, value and condition.

5.  REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to BACC the following and acknowledges:

5.1  No Prior Encumbrances; Security Interests. Borrower has good and marketable title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests to be satisfied from the proceeds of the first Advances hereunder, the continuing security interests granted to BACC by Borrower, and those disclosed on Schedule 5.1 annexed hereto. Other than those expressly permitted by this Agreement, Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral or any of its other assets.

5.2  Bona Fide Accounts. All Accounts represent bona fide sales or leases of goods and/or services for which Borrower has an unconditional right to payment and as to which the goods have been delivered to the customer and/or the services rendered, as applicable. None of the Accounts are subject to any rights of offset, counterclaim, cancellation or contractual rights of return.

5.3  Merchantable Inventory. All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

5.4  Location of Inventory and Equipment. The Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party. Borrower shall keep the Inventory and Equipment only at its address set forth on the first page hereof and at the following locations: 1) Valley Distributing & Storage, Co. - 1 Passan Drive, Wilkes-Barre, PA 18702, 2) Dart Advantage Warhousing, Inc. - 2755 Highway 55, Egan MN 55121, 3) Lagrou Des Plaines - 135 S. Lasalle, Dept 2319, Chicago, IL 60674, 4) United Warehouse - 1750 Occidental Avenue, Seattle, WA 98124, 5) The Lion Brewery, Inc. 700 N Pennsylvania Avenue, Wilkes-Barre, PA 18705, 6) Prism Team Services - 33300 Dowe Avenue, Union City, CA 94587, 7) Ronnybrooke Farm Dairy, Inc. - 310 Prospect Hill Rd., Ancramdale, NY 12503, 8) HA Rider & Sons - 2482 Freedom Blvd, Watsonville, CA 95076, 9) Radex Distribution - 1430 S. Eastman Avenue, Los Angeles, CA 90023, 10) LNS Transport Services - 11321 Satellite Blvd, Suite C, Orlando, FL 32837, 11) US Cold Storage - 33400 Dowe Avenue, Union City, CA 94587, and 12) Gamse Lithographing Co., Inc. - 7413 Pulaski Highway, Baltimore, MD 21237.

5.5  Inventory Records. Borrower now keeps and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory and Borrower's cost of said items and none of Borrower’s Inventory contains any labels, trademarks, trade-names or other identifying characteristics which are the properties of third parties.

5.6  Retail Accounts. No Accounts arise from the sale of goods or rendition of services for personal, family or household purposes.

5.7  Relocation of Chief Executive Office. The chief executive office of Borrower and the location of all books and records of Borrower relating to the Collateral is at the address indicated on the first page of this Agreement and Borrower will not, without thirty (30) days' prior written notice to BACC and compliance with Section 4.3 hereof, relocate such office.

5.8  Due Incorporation and Qualification. Borrower is, and shall at all times hereafter, be a corporation duly organized and existing under the laws of the state of its incorporation as set forth on the first page hereof, and Borrower is, and shall at all times hereafter be, qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of assets requires that it be so qualified.

5.9  Fictitious Name. Borrower's exact name is set forth on the first page hereof and Borrower has not changed its name in the last five (5) years. Borrower is conducting its business under the following trade or fictitious name(s) and no others: Virgil's, Virgil's Rootbeer and Cream Sodas, Reed's, Reed's Spiced Apple Ciders and Brews, Reed's Ginger Brew, Reed's Ginger Juice Brew, Reed's Original Ginger Brew, Reed's Ginger Candies, and China Cola. Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

5.10  Permits and Licenses. Borrower holds all licenses, permits, franchises, approvals and consents required for the conduct of its business and the ownership and operation of its assets.

5.11  Due Authorization. Borrower has the right and power and is duly authorized to enter into the Loan Documents to which it is a party.

5.12  Compliance with Articles; Bylaws. The execution by Borrower of the Loan Documents to which it is a party does not constitute a breach of any provision contained in Borrower's Certificate or Articles of Incorporation or its Bylaws, nor does it constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

5.13  Litigation. There are no actions, proceedings or claims pending by or against Borrower, whether or not before any court or administrative agency and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff. If any such actions, proceedings or claims presently exist or arise during the Term, Borrower shall promptly notify BACC in writing and shall, from time to time, notify BACC of all materials events relating thereto.

5.14  Accuracy of Information and No Material Adverse Change in Financial Statements. All information furnished by Borrower to BACC and all statements made by Borrower to BACC, including, without limitation, information set forth in a loan applications, is true, accurate and complete in all respects and does not contain any misstatement of fact or omit to state any facts necessary to make the statements or information contained therein not misleading. All financial statements relating to Borrower which have been or may hereafter be delivered to BACC (i) have been prepared in accordance with GAAP; (ii) fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended; and (iii) disclose all contingent obligations of Borrower. In addition no material adverse change in the financial condition of Borrower has occurred since the date of the most recent of such financial statements.

5.15  Solvency. Borrower is now, and shall be at all times through the Term, solvent and able to pay its debts (including trade debts) as they mature.

5.16  ERISA. Neither Borrower or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof. No lien upon the assets of Borrower has arisen with respect to any Plan. No prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) has occurred with respect to any Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

5.17  Environmental Laws and Hazardous Materials. Borrower has complied, and at all times through the Term will comply, with all Environmental Laws. Borrower has not and will not cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower's business. To the best of Borrower's knowledge, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises. Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify BACC of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material. BACC shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law. “Hazardous Material” includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste. Environmental Law means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

5.18  Tax Compliance. Borrower has filed all tax returns required to be filed by it and has paid all taxes due and payable on said returns and on any assessment made against it or its assets.

5.19  Reliance by BACC; Cumulative. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated by Borrower with each request for an Advance and shall be conclusively presumed to have been relied on by BACC regardless of any investigation made or information possessed by BACC. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to BACC.

5.20  Use of Proceeds. The proceeds of the initial Advance will be used by Borrower for the purposes set forth on Schedule 5.20 annexed hereto.

5.21  Motor Vehicles and Intellectual Property. Schedule 5.21 annexed hereto identifies all motor vehicles, patents, patent applications, copyrights, trademarks, trade-names and other intellectual property, registered or unregistered, owned by Borrower. Borrower will promptly notify BACC of all motor vehicles or intellectual property hereafter owned by Borrower, and the status of all patent applications and the issuance of patents, and in accordance with Section 4.3 hereof, will cooperate with BACC in taking all actions required by BACC to have a perfected security interest or lien on such motor vehicles and intellectual property.

5.22  Commercial Tort Claims. Borrower does not, as of the date hereof, have any commercial tort claims against any third parties. If Borrower does hereafter have any such commercial tort claims Borrower shall furnish BACC with prompt written notice thereof, and in accordance with Article 4 hereof, execute and deliver such supplemental documents and cooperate with BACC in taking all action required by BACC to have a perfected security interest or lien on such commercial tort claims.

6.  AFFIRMATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall comply with all of the following:

6.1  Collateral and Other Reports. Borrower shall on each Business Day report to BACC all sales and Accounts arising since its most recent report to BACC and shall provide copies of all invoices in excess of Four Thousand Dollars ($4,000) together with supporting shipping documentation acceptable to BACC. Borrower shall execute and deliver to BACC, no later than the fifteenth (15th) day of each month during the Term, a detailed aging of the Accounts, a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft. Borrower shall deliver to BACC, as BACC may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers' purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by BACC, copies of all such documentation shall be held by Borrower as custodian for BACC.

6.2  Returns. Returns and allowances, if any, as between Borrower and any Account debtors, shall be permitted on the same basis and in accordance with the usual customary practices of Borrower as they exist at the date of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default any Account debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to BACC) in the appropriate amount to such Account debtor. Borrower shall promptly notify BACC of all returns and recoveries and of all disputes and claims.

6.3  Designation of Inventory. Borrower shall contemporaneous with the execution hereof and from time to time hereafter, but not less frequently than monthly by the fifteenth of each month, execute and deliver to BACC a designation of Inventory specifying the cost and the wholesale market value of Borrower's raw materials, work in process and finished goods, and further specifying such other information as BACC may reasonably request. Borrower shall promptly, in writing, notify BACC if any of Borrower’s Inventory contains any labels, trademarks, trade-names or other identifying characteristics which are the properties of third parties.

6.4  Financial Statements, Reports, Certificates. Borrower shall deliver to BACC: (a) as soon as available, but in any event within thirty (30) days after the end of each month during the Term, a balance sheet and profit and loss statement prepared by Borrower covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal period, reviewed or audited by independent certified public accountants acceptable to BACC. Such financial statements shall include a balance sheet and profit and loss statement, and the accountants' management letter, if any, and shall be prepared in accordance with GAAP. Together with the above, Borrower shall also deliver Borrower's Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available, and any other report reasonably requested by BACC relating to the Collateral and the financial condition of Borrower and a certificate signed by its chief financial officer to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to BACC under this Section 6.4 fairly present its financial condition and that there exists on the date of delivery of such certificate to BACC no condition or event which constitutes an Event of Default.

6.5  Tax Returns, Receipts. Borrower shall deliver to BACC copies of each of its future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof. Borrower further shall promptly deliver to BACC, upon request, satisfactory evidence of Borrower's payment of all withholding and other taxes required to be paid by it.

6.6  Guarantor Reports. Borrower agrees to cause each Guarantor to deliver its annual financial statements and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

6.7  Title to Equipment. Upon BACC's request, Borrower shall immediately deliver to BACC, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.8  Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair, and shall make all necessary replacements thereto so that its value and operating efficiency shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain Borrower's personal property.

6.9  Taxes. All Federal, state and local assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its assets or in connection with Borrower's business shall hereafter be paid in full, before they become delinquent or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to BACC, on demand, appropriate certificates attesting to the payment or deposit thereof.

6.10  Insurance. Borrower, at its expense, shall keep and maintain insurance to protect the Collateral against all risk of loss covered under a Special property form (If any of the tangible Collateral is located in a flood zone, Borrower must also have flood insurance. Borrowers with Collateral in California must also insure against the peril of earthquakes.) The coverage shall be written on a replacement cost basis. The property limit(s) shall be no less than those necessary to satisfy the coinsurance requirement contained in the insurance policy. The Borrower, at its expense, shall keep and maintain Business Income Coverage. The Business Income Coverage shall insure against loss covered under a Special policy form. The limit must contemplate a benefit period of no less than twelve months and meet the minimum limit needed to satisfy the coinsurance requirement contained in the policy. The Business Income coverage can be written on an agreed amount basis, or with a coinsurance percentage from 80% to 100%. All policies insurance business personal property and business income shall contain a Lender’s Loss Payable endorsement in a form satisfactory to BACC. All policies insuring real property on which BACC has a mortgage or other lien shall contain a Mortgagee endorsement in form satisfactory to BACC. Either, or both, form(s) shall contain a waiver of warranties. All proceeds payable under such policies shall be payable to BACC and applied to the Obligations. Borrower shall cause to be delivered to BACC a properly executed Evidence of Property Insurance form along with a copy of the Lender’s Loss Payable and/or Mortgagee endorsement(s) as applicable, in advance of the loan closing date and thereafter at least thirty (30) days prior to the expiration date(s) of the policy(ies). All Mortgagee and Lender’s Loss Payable endorsements shall contain the following address for notification purposes, or such other address as BACC may, from time to time, notify Borrower:

Business Alliance Capital Corp.
c/o Howe Insurance Group
P.O. Box 48
Princeton, New Jersey 08542

Borrower, at its expense, shall keep and maintain Commercial General Liability Coverage insuring against all risks relating to or arising from Borrower’s ownership and use of the Collateral and its other assets, its products, and its operations. BACC, its directors, officers and employees shall be named as additional insureds for Commercial General Liability on Borrower’s policy. Borrower shall cause to be delivered to BACC a properly executed Certificate of Insurance, containing the required additional insured wording, before the loan closing and thereafter at least thirty (30) days prior the expiration date of the policy. Along with the Certificate of Insurance, Borrower shall also deliver a copy of the General Liability endorsement whereby BACC, et. al., are added to the policy as additional insureds.

All required policies shall be in such form, with such companies and in such amounts as may be satisfactory to BACC. All policies shall contain a 30 day notice for cancellation or non-renewal. BACC reserves the right to change insurance specifications at any time.

6.11  BACC Expenses. Borrower shall immediately and without demand reimburse BACC for all BACC Expenses and Borrower hereby authorizes the payment of such BACC Expenses.

6.12  Compliance With Law. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of its business.

6.13  Accounting System. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral containing such information as may from time to time be requested by BACC.

6.14  Life Insurance. [Intentionally omitted.]

7.  NEGATIVE COVENANTS

Borrower covenants and acknowledges that during the Term Borrower shall not undertake any of the following:

7.1  Extraordinary Transactions and Disposal of Assets. Enter into any transaction not in the ordinary and usual course of its business as conducted on the date hereof, including but not limited to the sale, lease, disposal, movement, relocation or transfer, whether by sale or otherwise, of any its assets other than sales of Inventory in the ordinary and usual course of its business as presently conducted; incur any indebtedness for borrowed money or purchase money indebtedness, or other indebtedness outside the ordinary and usual course of its business as conducted on the date hereof, except for renewals or extensions of existing debts permitted by BACC; make any advance or loan to any third party; or grant a lien on any of its assets except (a) in favor of BACC, or (b) the continuing security interests, if any, set forth on Schedule 5.1.

7.2  Change Name, etc. Change its name, business structure, jurisdiction of incorporation or formation as applicable, or identity, or add any new fictitious name.

7.3  Merge, Acquire. Merge, acquire, or consolidate with or into any other business organization.

7.4  Guaranty. Guaranty or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to BACC.

7.5  Restructure. Make any change in its financial structure or business operations.

7.6  Prepayments. Except in accordance with Section 7.15, prepay any existing indebtedness owing to any third party other than trade payables.

7.7  Change of Ownership. Cause, permit or suffer any change, direct or indirect, in the ownership of the capital stock of Borrower or enter into any agreement with any person or entity that provides for a payment to such person or entity based upon the income of Borrower. Notwithstanding the foregoing, BACC consents to that certain proposed initial public offering by Borrower as set forth in Form SB-2 filed with the Securities and Exchange Commission on April 28, 2005, provided that the actual initial public offering: (i) will be upon terms and conditions (including economic terms) that are materially consistent with the Form SB-2 and information previously provided to BACC, and (ii) following the consummation of the initial public offering that Christopher Reed’s ownership will be no less than 48% of the capital stock of Borrower.

7.8  Compensation. Except in accordance with Section 7.15, pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts, management fees or other payments, whether direct or indirect, in money or otherwise, during any fiscal year to its executives, officers, shareholders, affiliates, and directors (or any relatives of the foregoing) in an aggregate amount in excess of one hundred ten percent (110%) of the total compensation paid in the prior fiscal year.

7.9  Loans and Advances. Except in accordance with Section 7.15, make any loans, advances or extensions of credit to any officer, director, executive employee or shareholder of Borrower (or any relative of any of the foregoing), or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower.

7.10  Capital Expenditures. Except in accordance with Section 7.15, make any plant or fixed capital expenditure, or any commitment therefore, or purchase or lease any real or personal assets or replacement Equipment in excess of Ten Thousand Dollars ($10,000.00) for any individual transaction or where the aggregate amount of such transactions in any fiscal year exceeds Twenty Five Thousand Dollars ($25,000.00).

7.11  Consignments of Inventory. Consign any Inventory to any third party or obtain any Inventory on a consignment basis from any third party, other than Inventory disclosed by Borrower and considered ineligible by BACC.

7.12  Distributions. Except in accordance with Section 7.15, make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding.

7.13  Accounting Methods. Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party for the preparation or storage of Borrower's records of Accounts and financial condition without said party agreeing to provide BACC with information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any such third party in connection with any information requested by BACC hereunder, and agrees that BACC may contact any such party directly in order to obtain such information.

7.14  Business Suspension. Suspend or go out of business.

7.15  Payments from Cash Flow.  In addition to the amounts, if any, set forth in Sections 7.6, 7.8, 7.9, 7.10 and 7.12, Borrower can make payments that, in aggregate, do not exceed Borrower's “cash flow” (defined as net after-tax profit plus depreciation and amortization expenses plus any net cash proceeds from the sale of stock pursuant to the initial public offering less the current portion of long term debt) for the fiscal year in which such payments are made so long as: (a) no Event of Default has occurred and is continuing, (b) Borrower is solvent and able to pay its debts (including trade debts) as they mature, and (c) Borrower has borrowing availability under Section 2.1 after the making of any such payment.

8.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower hereunder:

8.1  Failure to Pay. Borrower's failure to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, BACC Expenses, or otherwise);

8.2  Failure to Perform. Borrower's or a Guarantor's failure to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower, and/or a Guarantor and BACC;

8.3  Misrepresentation. Any misstatement or misrepresentation now or hereafter exists in any warranty, representation, statement, aging or report made to BACC by, Borrower and/or a Guarantor or any officer, employee, agent or director thereof, or if any such warranty, representation, statement, aging or report is withdrawn by such person;

8.4  Material Adverse Change. There is a material adverse change in Borrower's, or a Guarantor's, business or financial condition;

8.5  Material Impairment. There is a material impairment of the prospect of repayment of the Obligations or a material impairment of BACC's continuing security interests in the Collateral;

8.6  Levy or Attachment. Any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the possession of any judicial officer or assignee;

8.7  Insolvency by Borrower or Guarantor. An Insolvency Proceeding is commenced by Borrower or by a Guarantor;

8.8  Insolvency Against Borrower. An Insolvency Proceeding is commenced against Borrower or a Guarantor;

8.9  Injunction Against Borrower. Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

8.10  Government Lien. A notice of lien, levy or assessment is filed of record with respect to any of Borrower's or a Guarantor's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's or a Guarantor's assets and the same is not paid on the payment date thereof;

8.11  Judgment. A judgment is entered against Borrower or a Guarantor;

8.12  Default to Third Party. There is a default in any material agreement to which Borrower or a Guarantor is a party or by which binds Borrower or a Guarantor or any of their assets;

8.13  Subordinated Debt Payments. Borrower makes any payment on account of indebtedness which has now or hereafter been subordinated to the Obligations, except to the extent such payment is allowed under any subordination agreement entered into with BACC;

8.14  Termination of Guarantor. A Guarantor dies or terminates its guaranty;

8.15  Change in Management. If Christopher Reed ceases to be actively engaged in the management of Borrower;

8.16  ERISA Violation. A prohibited transaction within the meaning of ERISA Section 406 or IRC Section 1975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of BACC, have a material adverse effect on the financial condition of Borrower. Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of BACC, have a material adverse effect on the financial condition of Borrower or Borrower shall fail to notify BACC promptly and in any event within ten (l0) days of the occurrence of an event which constitutes an Event of Default under this clause or would constitute an Event of Default upon the exercise of BACC's judgment; or

8.17  Loss of License, etc. If any license, permit, distributor, franchise or similar agreement, necessary for the continue operation of Borrower’s ordinary course of business is revoked, suspended or terminated.

Notwithstanding anything contained in this Section 8 to the contrary, BACC shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.6, 8.8, 8.10 or 8.11 hereof if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, BACC shall not be obligated to make Advances to Borrower during such period.

9.  BACC'S RIGHTS AND REMEDIES

9.1  Rights and Remedies. Upon the occurrence of an Event of Default, BACC may, at its election, without notice of such election and without demand, do any one or more of the following:

(a)  Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full:

(b)  Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and BACC;

(c)  Terminate this Agreement as to any future liability or obligation of BACC, but without affecting BACC's rights and security interest in the Collateral and without affecting the Obligations;

(d)  Settle or adjust disputes and claims directly with Account debtors for amounts and upon terms which BACC considers advisable and, in such cases, BACC will credit the Obligations with the net amounts received by BACC in payment of such disputed Accounts, after deducting all BACC Expenses;

(e)  Cause Borrower to hold all returned Inventory in trust for BACC, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of BACC;

(f)  Without notice to or demand upon Borrower or a Guarantor, make such payments and do such acts as BACC considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if BACC so requires and deliver or make the Collateral available to BACC at a place designated by BACC. Borrower authorizes BACC to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in BACC's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

(g)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, lease, license or other disposition, advertise for sale, lease, license or other disposition, and sell, lease, license or otherwise dispose (in the manner provided for herein or in the Code) the Collateral. BACC is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any asset of a similar nature, pertaining to the Collateral, in completing the production of, advertising for sale, lease, license or other disposition, and sale, lease, license or other disposition of the Collateral. Borrower's rights under all licenses and all franchise agreements shall inure to BACC's benefit;

(h)  Sell, lease, license or otherwise dispose of the Collateral at either a public or private proceeding, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as BACC determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(i)  BACC shall give notice of the disposition of the Collateral as follows:

(1) To Borrower and each holder of a security interest in the Collateral who has filed with BACC a written request for notice, a notice in writing of the time and place of public sale or other disposition or, if the sale or other disposition is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(2) The notice hereunder shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 hereof, at least ten (10) calendar days before the date fixed for the sale or other disposition, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to BACC;

(j)  BACC may credit bid and purchase at any public sale:

(k)  Any deficiency that exists after disposition of the Collateral, as provided herein, shall be immediately paid by Borrower. Any excess will be remitted without interest by BACC to the party or parties legally entitled to such excess; and

(l)  In addition to the foregoing, BACC shall have all rights and remedies provided by law (including those set forth in the Code) and any rights and remedies contained in any Loan Documents and all such rights and remedies shall be cumulative.

9.2  No Waiver. No delay on the part of BACC in exercising any right, power or privilege under any Loan Document shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under such Loan Documents or otherwise, preclude other or further exercise of any such right, power or privilege.

10.  TAXES AND EXPENSES REGARDING THE COLLATERAL.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower's other covenants under any of the Loan Documents, then in its discretion and without prior notice to Borrower, BACC may do any or all of the following: (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower's loan account as BACC deems necessary to protect BACC from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 hereof and take any action with respect to such policies as BACC deems prudent; or (d) take any other action deemed necessary to preserve and protect its interests and rights under the Loan Documents. Any payments made by BACC shall not constitute: (a) an agreement by BACC to make similar payments in the future or (b) a waiver by BACC of any Event of Default. BACC need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS

11.1  Demand, Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity and acknowledges that BACC may compromise, settle or release, without notice to Borrower, any Collateral and/or guaranties at any time held by BACC. Borrower hereby consents to any extensions of time of payment or partial payment at, before or after the Termination Date.

11.2  No Marshaling. Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by BACC or to require that BACC first resort to some portion(s) of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.3  BACC's Non-Liability for Inventory or Equipment or for Protection of Rights. So long as BACC complies with its obligations, if any, under Section 9-207 of the Code, BACC shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower. BACC shall have no obligation to protect any rights of Borrower against any person obligated on any Collateral.

11.4  Limitation of Damages. In any action or other proceeding against BACC under this Agreement or relating to the transactions between BACC and Borrower, Borrower waives the right to seek any consequential or punitive damages.

12.  NOTICES

Unless otherwise provided herein, all consents, waivers, notices or demands by any party relating to the Loan Documents shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be telecopied (followed up by a mailing), personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to BACC, as the case may be, at their addresses set forth below

If to Borrower:	Reed’s, Inc.
13000 South Spring Street
Los Angeles, California 90061
Attn: Christopher Reed
Fax # (310) 217-9411

If to BACC:	Business Alliance Capital Corp.
800 Wilshire Boulevard, Suite 700
Los Angeles, California 90071
Attn: Jeffrey B. Lizar, Senior Vice President
Fax # (213) 624-9676

Any party may change the address at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five (5) calendar days after the deposit thereof in the mail or on the date telecommunicated if telecopied.

13.  DESTRUCTION OF BORROWER'S DOCUMENTS

All documents, schedules, invoices, agings or other papers delivered to BACC may be destroyed or otherwise disposed of by BACC four (4) months after they are delivered to or received by BACC, unless Borrower requests, in writing, the return of the said documents, schedules. invoices or other papers and makes arrangements, at Borrower's expense, for their return.

14.  GENERAL PROVISIONS

14.1  Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and executed and delivered by BACC.

14.2  Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder and any prohibited assignment shall be absolutely void. No consent to an assignment by BACC shall release Borrower from its Obligations. Without notice to or the consent of Borrower, BACC may assign this Agreement and its rights and duties hereunder and BACC reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in BACC's rights and benefits hereunder. In connection therewith, BACC may disclose all documents and information which BACC now or hereafter may have relating to Borrower or Borrower's business. Borrower hereby consents to, and authorizes BACC to, prepare and distribute a “tombstone”, to issue a press release, or otherwise disseminate information to newspapers, trade journals, and other sources, describing the nature of, and closing of the credit facilities provided for herein, which may include Borrower’s name as well as other general information about Borrower and the credit facilities. Borrower and BACC do not intend any of the benefits of the Loan Documents to inure to any third party, and no third party shall be a third party beneficiary hereof or thereof.

14.3  Section Headings. Headings and numbers have been set forth herein for convenience only.

14.4  Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against BACC or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

14.5  Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of such provision.

14.6  Amendments in Writing. This Agreement cannot be changed or terminated orally. This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, all of which are merged into this Agreement.

14.7  Counterparts. This Agreement may be executed in any number of counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

14.8  Indemnification. Borrower hereby indemnifies, protects, defends and saves harmless BACC and any member, officer, director, official, agent, employee and attorney of BACC, and their respective heirs, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loan Documents and the transactions contemplated therein or the Collateral (unless caused by the gross negligence or willful misconduct of the Indemnified Parties) including, without limitation: (a) losses, damages, expenses or liabilities sustained by BACC in connection with any environmental cleanup or other remedy required or mandated by any Environmental Law; (b) any untrue statement of a material fact contained in information submitted to BACC by Borrower or a Guarantor or the omission of any material fact necessary to be stated therein in order to make such statement not misleading or incomplete; (c) the failure of Borrower or a Guarantor to perform any obligations required to be performed by Borrower or a Guarantor under the Loan Documents; and (d) the ownership, construction, occupancy, operations, use and maintenance of any of Borrower's or a Guarantor's assets. The provisions of this paragraph 14.8 shall survive termination of this Agreement and the other Loan Documents.

14.9  Joint and Several Obligations; Dealings with Multiple Borrowers. If more than one person or entity is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such person or entity is a party shall be joint and several. BACC shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of BACC and Borrower hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of BACC to enter into this Agreement and to consummate the transactions contemplated hereby. The Borrowers represents they are operated as part of one consolidated business entity and are directly dependent upon each other for an in connection with their respective business activities financial resources. Each Borrower will receive a direct economic and financial benefit from the Obligations incurred under this Agreement and the incurrence of such Obligations is in the best interests of each Borrower.

15.  CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THE VALIDITY OF THE LOAN DOCUMENTS, THEIR CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE STATE OF CALIFORNIA, OR AT THE SOLE OPTION OF BACC, IN ANY OTHER COURT IN WHICH BACC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND BACC EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING UNDER THE LOAN DOCUMENTS OR RELATING TO THE DEALINGS OF BORROWER AND BACC AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

Borrower and BACC have executed and delivered this Agreement at BACC's place of business in Los Angeles, California as of the date first above written.

REED’S, INC.
a Delaware corporation

Signed by: /s/ Christopher J. Reed
Print Name: Christopher J. Reed
Title/Capacity: Chief Executive Officer

BUSINESS ALLIANCE CAPITAL CORP.,
a Delaware corporation

Signed by: /s/ Jeffrey Lizar
Print Name: Jeffrey Lizar
Title/Capacity: Senior Vice President

AMENDMENT NUMBER ONE TO LOAN AND SECURITY AGREEMENT

This Amendment Number One to Loan and Security Agreement (this "Amendment") is entered into as of June 29, 2006, by and between BUSINESS ALLIANCE CAPITAL COMPANY, division of Sovereign Bank, as successor by merger to Business Alliance Capital Corp. ("BACC"), and REED'S, INC., a Delaware corporation ("Borrower," and collectively with BACC, the "Parties"), with respect to the following:

RECITALS

A.  Borrower and BACC have previously entered into that certain Loan and Security Agreement, dated as of June 3, 2005 (as previously and subsequently amended, restated, extended, renewed, replaced, or otherwise modified from time to time, the "Loan Agreement"), that certain Conditions Precedent Rider to Loan and Security Agreement, dated as of June 3, 2005 (as previously and subsequently amended, restated, extended, renewed, replaced, or otherwise modified from time to time, the "Conditions Precedent Rider, and collectively with the Loan Agreement, the "Agreement"), and certain documents related thereto (as defined in the Agreement, the "Loan Documents").

B.  Borrower and BACC previously entered into that certain Term Loan Promissory Note, dated as of June 3, 2005, in the original principal amount of $190,000 (the "Existing Term Note"), which Existing Term Note has an outstanding principal balance of $152,000 as of the date this Note (the "Existing Term Loan"). Additionally, Maker and BACC previously entered into that certain Secured Term Promissory Note (Capital Expenditures), dated as of June 3, 2005, which provided Maker with the ability to borrow up to $150,000 for capital expenditures (the "Existing CapEx Note"), which Existing CapEx Note has an outstanding principal balance of $79,000 as of the date of this Note (the "Existing CapEx Loan"). Borrower and BACC desire to consolidate such Existing Term Loan and Existing CapEx Loan.

C.  Borrower previously provided BACC with that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of June 3, 2005 (the "Deed of Trust"), which Deed of Trust BACC will release pursuant to the terms and conditions set forth below. Such Deed of Trust encumbers that certain real property located at 13000 South Spring Street, Los Angeles, California (the "Real Property").

D.  The Parties desire to amend the Agreement and certain of the Loan Documents as provided for and on the conditions herein.

NOW, THEREFORE, the Parties hereby amend and supplement the Agreement as follows:

1.  DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement unless specifically defined herein.

2.  CONSOLIDATION OF EXISTING TERM LOANS. The outstanding principal balances of the Existing Term Loan and the Existing CapEx Loan are hereby consolidated and repayment of same shall be governed by the terms and conditions of Section 2.12 of the Agreement and by the terms of that certain Consolidated Term Loan Promissory Note being entered into concurrently herewith, with the Existing Term Note and Existing CapEx Loan to be of no further force and effect, and with Borrower no longer having the ability to obtain capital expenditure loans under the Existing CapEx Note.

3.  AMENDMENTS.

(a) All references in the Agreement and the Loan Documents to "Business Alliance Capital Corp." shall be amended to read:

"Business Alliance Capital Company, division of Sovereign Bank, a federal savings bank (successor by merger to Business Alliance Capital Corp., a Delaware corporation), and its successors and assigns."

(b) All references in the Agreement and Loan Documents to "BACC" shall be amended to mean:

"Business Alliance Capital Company, division of Sovereign Bank, a federal savings bank (successor by merger to Business Alliance Capital Corp., a Delaware corporation), and its successors and assigns."

(c) Subparagraph (g) of the definition of "Eligible Accounts" set forth in Section 1.1 of the Agreement is amended to read as follows:

"(g) Accounts with respect to an Account debtor whose total obligations to Borrower exceed fifteen percent (15%) of all Accounts or such other percentage as BACC may agree to in writing as to a particular Account debtor (the applicable percentage, the "Concentration Percentage"), to the extent such obligations exceed the applicable Concentration Percentage, with the Concentration Percentages for Account debtors United National Foods, Inc. (and related affiliates, subsidiaries and branches) and Trader Joe's, to be forty percent (40%) and twenty percent (20%), respectively;"

(d) A new definition of "Permitted IPO" is hereby added in alphabetical order to Section 1.1 as follows:

"Permitted IPO shall have the meaning attributed to same in Section 7.7 of the Agreement.

(e)  The definition of "Prime Rate" set forth in Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

"Prime Rate means that rate designated by Sovereign Bank, a federal savings bank, or any successor thereof, from time to time as its prime rate, which shall not necessarily constitute its lowest available rate."

(f) A new definition of "Qualifying IPO" is hereby added in alphabetical order to Section 1.1 as follows:

"Qualifying IPO means the Permitted IPO, provided, that, the Permitted IPO raises at least $3,500,000, excluding any amounts raised from persons (including Christopher Reed's brothers) or entities affiliated with Borrower and its management.

(g) The definition of "Termination Date" set forth in Section 1.1 of the Agreement is hereby amended to extend the stated termination date set forth therein from June 30, 2006 through June 30, 2007. The remainder of the definition of "Termination Date" remains unchanged and in full force and effect.

Borrower acknowledges and agrees that as a result of the above extension of the Termination Date from June 30, 2006 through June 30, 2007, a facility fee in the amount of $16,315 is now fully earned, due and payable pursuant to Section 2.7 of the Agreement, and shall be paid concurrently with the execution of this Amendment.

(h) Section 2.1 of the Agreement is amended to decrease the Advance Limit from One Million Nine Hundred Ten Thousand Dollars ($1,910,000) to One Million Four Hundred Thousand Dollars ($1,400,000). The remainder of Section 2.1 remains unchanged and in full force and effect.

(i) Section 2.4(A.) of the Agreement is amended in its entirety to read as follows:

"A. Except where specified to the contrary in the Loan Documents interest shall accrue on the Daily Balance of the Obligations at the per annum rate of four percentage points (4.00%)1  above the Prime Rate, but not less than eight and one-half percent (8.50%) (the foregoing, the "Non-Default Rate of Interest"). The Obligations shall, at the option of BACC, from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and if the Obligations are not paid in full by the Termination Date, and without waiving the maturity of the Obligations on the Termination Date, bear interest at the per annum rate of five percentage points (5.00%) in excess of the Non-Default Rate of Interest (the "Default Rate"). All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed on the Daily Balance. Interest as provided for herein shall continue to accrue until the Obligations are paid in full."

1 Commencing July 1, 2006, such interest rate shall be subject to decrease by three-quarters of one-percent (0.75%) upon the occurrence of a Qualifying IPO. In addition, commencing July 1, 2006, such interest rate shall be subject to a separate decrease of three-quarters of one-percent (0.75%) in the event that (y) all outstanding Eligible Inventory Advances (made pursuant to Section 2.1(b) of the Agreement)are repaid in full, and (z) the Eligible Inventory Advance facility (set forth in Section 2.1(b) of the Agreement) is permanently eliminated; with BACC agreeing to release the Deed of Trust upon the occurrence of (y) and (z).

(j) The last sentence of Section 2.4(B.) of the Agreement is amended to increase the minimum monthly interest set forth therein from Two Thousand Five Hundred Dollars ($2,500) to Five Thousand Dollars ($5,000). The remainder of Section 2.4(B.) remains unchanged and in full force and effect.

(k) Section 2.8 of the Agreement is amended to increase the Servicing Fee set forth therein from fifteen-one hundredths of one percent (0.15%) to one-quarter of one percent (0.25%2 ). The remainder of Section 2.8 remains unchanged and in full force and effect.

(l)  Section 2.10 of the Agreement is amended in its entirety to read as follows:

"2.10 Delinquent Reporting Fees.  Borrower shall pay to BACC a fee in an amount equal to One Hundred Dollars ($100.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to BACC is past due, with the exception of an A/R Aging (as defined in Section 6.1) not provided in accordance with the terms of Section 6.1, with each failure to deliver an Daily A/R Aging pursuant to the terms of Section 6.1 to be subject to a fee of Two Hundred Fifty Dollars ($250.00) per occurrence."

(m) Section 2.12 of the Agreement is amended in its entirety to read as follows:

“2.12 Consolidated Term Loan. BACC has loaned Borrower the principal sum of Two Hundred Thirty-One Thousand Four Hundred Ninety-Six Dollars and no/100 ($231,496) which sum, together with interest at the rate set forth below shall be paid in equal consecutive monthly installments of principal of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) each beginning on July 1, 2006 and continuing on the same day of each month thereafter until paid in full. Interest, at the rate set forth in Section 2.4 hereof, shall be paid on the first day of each month hereafter and on the maturity date of said term loan. Notwithstanding the foregoing, the entire unpaid principal balance of said term loan, and all accrued and unpaid interest thereon, shall be due and payable in full on the Termination Date. If Borrower prepays, in whole or in part, the term loan other than with the proceeds of a Qualifying IPO or other than in connection with a termination subject to Section 3.2 above, contemporaneous with such prepayment Borrower shall pay BACC a prepayment premium equal to five percent (5.0%) of the amount so prepaid."

2 Such 0.25% is subject to decrease to 0.15% following any 120-day period in which any and all reporting required under the Agreement from the date hereof is timely delivered to BACC pursuant to the terms of the Agreement. If, at anytime following the reduction of such percentage to 0.15%, Borrower does not timely deliver any reporting as required under the Agreement, such 0.15% shall permanently revert to 0.25%.

(n) Section 6.1 of the Agreement is hereby amended in its entirety to read as follows:

"6.1 Collateral and Other Reports. Borrower shall on each Business Day report to BACC all sales and Accounts arising since its most recent report to BACC and shall provide: (a) copies of all invoices in excess of Four Thousand Dollars ($4,000) together with supporting shipping documentation acceptable to BACC; and (b) an Accounts aging report (an "Daily A/R Aging"). Borrower shall execute and deliver to BACC: (y) no later than the seventh (7th) day of each month during the Term, a detailed aging of the Accounts; and (z) no later than the fifteenth (15th) day of each month during the Term, a reconciliation statement and a summary aging, by vendor, of all accounts payable of Borrower and any book overdraft. Borrower shall deliver to BACC, as BACC may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers' purchase order, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by BACC, copies of all such documentation shall be held by Borrower as custodian for BACC."

(o) Section 7.7 of the Agreement is amended in its entirety to read as follows:

"7.7 Change of Ownership. Cause, permit or suffer any change, direct or indirect, in the ownership of the capital stock of Borrower or enter into any agreement with any person or entity that provides for a payment to such person or entity based upon the income of Borrower. Notwithstanding the foregoing, BACC prospectively consents to a proposed initial public offering by Borrower upon terms and conditions, including economic terms, that are materially consistent with documents and information (including the Form SB-2 filed with the Securities and Exchange Commission on April 28, 2005) previously provided to BACC (the "Permitted IPO"). This prospective consent is expressly conditioned upon Christopher Reed's continued ownership of no less than 48% of the capital stock of Borrower at all times including following consummation of the Qualifying IPO."

(p)  The following new Section 16 is hereby added to the Agreement as follows:

"16. REFERENCE PROVISION

a. Borrower and BACC prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in the Loan Documents (defined below), but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable until: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is valid or enforceable; or (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type in the Loan Documents and, as a result, such waivers become enforceable.

b. Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a "Claim") between Borrower and BACC arising out of or relating to this Agreement or any other document, instrument or agreement between Borrower and BACC (collectively in this Section, the "Loan Documents"), will be resolved, notwithstanding anything to the contrary contained in the Loan Documents, by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as provided in Section 15 of this Agreement or as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the "Court").

c. The referee shall be a retired Judge or Justice selected by mutual written agreement of Borrower and BACC. If Borrower and BACC do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and Borrower and BACC agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

d. Borrower and BACC agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

e. The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, neither Borrower nor BACC shall be entitled to "priority" in conducting discovery, depositions may be taken by Borrower and BACC upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by Borrower and BACC shall be submitted to the referee whose decision shall be final and binding.

f. Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, Borrower and BACC will equally share the cost of the referee and the court reporter at trial.

g. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP §644 the referee's decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. Borrower and BACC reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

h. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted) or if a reference procedure is not available to the parties for any reason, any dispute between Borrower and BACC that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

i. BORROWER AND BACC RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, BORROWER AND BACC EACH KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREE THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS."

4.  AGREEMENT TO PROVIDE APPRAISAL. No later than July 31, 2006, Borrower shall provide BACC with an appraisal of the Real Property, with the form and content of such appraisal, and the appraiser conducting same, to be satisfactory to BACC, and with such appraisal to evidence a value for the Real Property of at least One Million Five Hundred Thousand Dollars ($1,500,000). In the event (a) such appraisal is not provided to BACC on or prior to July 31, 2006, or (b) if such appraisal evidences a value for the Real Property less than $1,500,000, BACC may, in its sole discretion, (y) apply collections and other proceeds of Collateral to the permanent repayment of Eligible Inventory Advances (made pursuant to Section 2.1(b) of the Agreement, and/or (z) permanently reduce the advance rate (set forth in Section 2.1(b) of the Agreement) applicable to Eligible Inventory Advances.

5.  REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to BACC that all of Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

6.  NO DEFAULTS. Borrower hereby affirms to BACC that no Event of Default has occurred and is continuing as of the date hereof.

7.  CONDITIONS PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon the following:

(a)  Receipt by BACC of the $16,315 Facility Fee discussed above;

(b)  Receipt by BACC of a fully executed copy of this Amendment;

(c)  Receipt by BACC of a fully executed copy of that certain Amended and Restated Revolving Credit Master Promissory Note, of even date herewith; and

(d)  Receipt by BACC of a fully executed copy of that certain Consolidated Term Loan Promissory Note, of even date herewith.

8.  COSTS AND EXPENSES. Borrower shall pay to BACC all of BACC’s out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

9.  LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

10.  REPRESENTATIONS. Borrower represents and warrants to BACC that (i) this Amendment has been duly authorized by its Board of Directors (or equivalent governing body), (ii) no consents are necessary from any third person for the execution, delivery or performance of this Amendment which have not already been obtained and a copy thereof delivered to BACC, and (iii) this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability thereof against it may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally or by equitable principles of general application (whether considered in an action at law or in equity).

11.  UNDERSTANDING. All parties have read this Amendment carefully and fully understand the same, and this Amendment and the documents executed in connection herewith represent the entire agreement of the parties with respect to the matters set forth herein.

12.  MODIFICATIONS. No modification or waiver of any provision of this Amendment, nor consent to any departure by Borrower herefrom, shall be effective unless the same shall be in writing signed by an authorized officer of BACC, and then only in the specific instance and for the purpose for which given.

13.  GOVERNING LAW. This Amendment is made in the State of California and shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

14.  MULTIPLE COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in multiple counterparts, each of which constitute an original, but all of which taken together shall constitute but one in the same document. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

15.  FACSIMILE OR TELECOPY. This Amendment, or a signature page thereto intended to be attached to a copy of this Amendment, signed and transmitted by facsimile machine or telecopier shall be deemed and treated as an original document. The signature of any person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party hereto, any facsimile or telecopy document is to be re-executed in original form by the persons who executed the facsimile or telecopy document. No party hereto may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Amendment.

16.  BINDING AGREEMENT. It is understood and agreed that this Amendment shall be binding upon and shall inure to the benefit of BACC and Borrower, and their respective successors and assigns.

17.  ENTIRE AGREEMENT. This Amendment represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions concerning the subject matter hereof, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

REED'S, INC., a Delaware corporation By: /s/ Christopher J. Reed Title: Chief Executive Officer
BUSINESS ALLIANCE CAPITAL COMPANY, division of Sovereign Bank, as successor by merger to Business Alliance Capital Corp. By: /s/ R. E. Hays, Sr. Title: Vice President

ACKNOWLEDGEMENT BY GUARANTOR

Dated as of June 29, 2006

The undersigned, being a Guarantor ("Guarantor") under his respective Individual Guaranty made in favor of BACC (as previously or subsequently amended, modified or supplemented, the "Guaranty"), hereby acknowledges and agrees to the foregoing Amendment Number One to Loan and Security Agreement (the "Amendment") and confirms and agrees that his Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in such Guaranty to the Agreement (as defined in the Agreement), "thereunder", "thereof" or words of like import referring to the "Agreement", shall mean and be a reference to the Agreement as amended or modified by the Amendment. Although BACC has informed Guarantor of the matters set forth above, and Guarantor has acknowledged the same, Guarantor understands and agrees that BACC has no duty under the Agreement, the Guaranty or any other agreement with any Guarantor to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transactions hereafter.

/s/ Christopher J. Reed Name: Christopher Reed